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                                                                    EXHIBIT 99.1


01/04
David Weinstock
Vice President, Investor Relations
(215) 444-5335
dweinstock@advanta.com

Catherine Reid
Vice President, Corporate Communications
(215) 444-5073
creid@advanta.com


                                                           FOR IMMEDIATE RELEASE



                   ADVANTA CLOSES SALE OF MORTGAGE BUSINESS TO
                         CHASE MANHATTAN MORTGAGE CORP.

       ADVANTA FOCUSES FUTURE ON PROFITABLE BUSINESS CREDIT CARD BUSINESS


SPRING HOUSE, PA, March 1, 2001 - Advanta Corporation (NASDAQ: ADVNB; ADVNA) today announced that it has completed the sale of its mortgage business to Chase Manhattan Mortgage Corp. for a cash price of in excess of $1 billion. With the conclusion of the strategic alternatives process, the Company anticipates book value per share of $16.00 to $17.00 at March 31, 2001, after restructuring and other charges.

Advanta will now focus on its profitable business credit card business, already one of the nation's largest issuers of MasterCard business credit cards. "The completion of this strategic transaction has converted a substantial portion of our book value to cash. The proceeds from the sale will be used to reduce debt and enhance the Company's funds available to invest in our very successful small business credit card operation," said Chairman and Chief Executive Officer Dennis Alter. "With the disposition of the Mortgage business, our best resources are now focused on Business Cards and we are poised to take every advantage of a growing and profitable market," said Alter.

Advanta is a highly focused financial services company which has been providing innovative financial solutions since 1951. Advanta leverages its first-class direct

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marketing and information based expertise to develop state-of-the-art data warehousing and statistical modeling tools that identify potential customers and new target markets. Over the past five years, it has used these distinctive capabilities to become one of the nation's largest issuers of MasterCard business credit cards to small businesses. Learn more about Advanta at www.advanta.com.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) competitive pressures; (2) interest rate fluctuations;
(3) the effects of government regulation, including restrictions and limitations imposed by banking laws, regulators, examinations, and the agreements between the Company's bank subsidiaries and their regulators; (4) the amount and cost of financing available to the Company; (5) the ratings on the debt of the Company and its subsidiaries; and (6) factors affecting the ultimate amount of restructuring and other related charges associated with the conclusion of the strategic alternative process for the Mortgage and Leasing businesses. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.




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